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                                                                  EXHIBIT 10.3.3

[Telergy Letterhead]

Via Facsimile
July 15, 1999

Niagara Mohawk Energy, Inc.
507 Plum street
Syracuse, NY 13204

            Re: Amendment No. 2 to Conversion Rights Agreement and Amendment No. 1 to Stock Purchase Agreement (11/10/98)

Dear Sirs:

            This letter confirms that we hereby amend the Conversion Rights Agreement dated April 24, 1998 (as amended on November 10, 1998) to increase Niagara Mohawk Energy's Minimum Interest as provided in paragraph 2 of the first amendment to 10%.

            In exchange, Niagra Mohawk Energy hereby amends the Stock Purchase Agreement dated November 10, 1998 as follows: (1) the Capital Return to be paid under section 4.3(a) may be paid in cash or additional shares of Class A Common Stock at the election of the Company rather than Niagara Mohawk Energy and (2) in the event the Company is required to repurchase Niagara Mohawk Energy's shares under section 4.3(b), the Company may fulfill that obligation by electing to pay cash to repurchase the shares or by registering such shares for sale by Niagara Mohawk Energy to the public.

            If this letter accurately reflects our agreement, kindly sign and return by facsimile (518) 463-9937.

Sincerely,

/s/ Kevin J. Kelly
Kevin J. Kelly
Executive Vice President

Accepted and agreed to this 15th day of July
By Niagara Mohawk Energy, Inc.:

By:         /s/ Mathew J. Picardi
Title:      General Counsel and Secretary